Filed Pursuant to Rule 433 under the Securities Act of 1933
Registration Statement File Nos. 333-282003 and 333-282003-02
Issuer Free Writing Prospectus, dated March 17, 2026

Bunge Limited Finance Corp.

4.800% Senior Notes Due 2033
5.150% Senior Notes Due 2036

(the “Notes”)

Pricing Term Sheet

This Free Writing Prospectus relates only to the Senior Notes of Bunge Limited Finance Corp. due March 19, 2033 and the Senior Notes of Bunge Limited Finance Corp. due March 19, 2036, and should only be read together with the Preliminary Prospectus Supplement dated March 17, 2026 relating to the Senior Notes of Bunge Limited Finance Corp. due March 19, 2033 and the Senior Notes of Bunge Limited Finance Corp. due March 19, 2036. Unless otherwise indicated, terms used but not defined herein have the meanings assigned to such terms in the Preliminary Prospectus Supplement.

4.800% Senior Notes Due 2033

Issuer:	Bunge Limited Finance Corp.
Guarantor:	Bunge Global SA
Expected Ratings (Moody’s / S&P / Fitch)*:	Baa1 / A- / BBB+
Principal Amount:	$500 million
Maturity Date:	March 19, 2033
Coupon:	4.800%
Price to Public:	99.736% of the principal amount
Yield to Maturity:	4.845%
Spread to Benchmark Treasury:	+87 basis points
Benchmark Treasury:	3.750% due February 28, 2033
Benchmark Treasury Price:	98-20+
Benchmark Treasury Yield:	3.975%
Interest Payment Dates:	March 19 and September 19, beginning on September 19, 2026
Trade Date:	March 17, 2026
Settlement Date**:	March 19, 2026 (T+2)

CUSIP/ISIN:	120568 BS8 / US120568BS80
Optional Redemption:

At any time prior to January 19, 2033 (two months before maturity), BLFC may elect to redeem and repay the Notes, at any time in whole, or from time to time in part, at a redemption price equal to the greater of 100% of the principal amount of the Notes to be redeemed, and the sum of the present values of the remaining scheduled payments of principal and interest (at the rate in effect on the date of calculation of the redemption price) on the Notes to be redeemed that would be due if such Notes matured on January 19, 2033 (exclusive of interest accrued but unpaid to the redemption date) discounted to their present value as of such redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Yield, as determined by the Reference Treasury Dealers, plus 15 basis points, in each case, plus accrued and unpaid interest, if any, on the Notes to the redemption date.

On or after January 19, 2033 (two months before maturity), BLFC may elect to redeem and repay the Notes, in whole or in part from time to time at a redemption price equal to 100% of the principal amount of the Notes being redeemed on the redemption date. BLFC will pay accrued and unpaid interest on the Notes redeemed to the redemption date. See “Description of the Notes—Optional Redemption by BLFC” in the preliminary prospectus supplement for more information.

Joint Book-Running Managers:	SMBC Nikko Securities America, Inc. Citigroup Global Markets Inc. J.P. Morgan Securities LLC Scotia Capital (USA) Inc. HSBC Securities (USA) Inc. Commerz Markets LLC Standard Chartered Bank***
Senior Co-Managers:

Mizuho Securities USA LLC

Wells Fargo Securities, LLC

ING Financial Markets LLC

Deutsche Bank Securities Inc.

BBVA Securities Inc.

BofA Securities, Inc.

BMO Capital Markets Corp.

U.S. Bancorp Investments, Inc.

Oversea-Chinese Banking Corporation Limited****

Academy Securities, Inc.

Commonwealth Bank of Australia

Santander US Capital Markets LLC

Co-Managers:

PNC Capital Markets LLC

ANZ Securities, Inc.

Westpac Capital Markets LLC

ICBC Standard Bank Plc

RBC Capital Markets, LLC

Loop Capital Markets LLC

Goldman Sachs & Co. LLC

SEB Securities, Inc.

DZ Financial Markets LLC

SG Americas Securities, LLC

Mischler Financial Group, Inc.

RB International Markets (USA) LLC

5.150% Senior Notes Due 2036

Issuer:	Bunge Limited Finance Corp.
Guarantor:	Bunge Global SA
Expected Ratings (Moody’s / S&P / Fitch)*:	Baa1 / A- / BBB+
Principal Amount:	$700 million
Maturity Date:	March 19, 2036
Coupon:	5.150%
Price to Public:	99.845% of the principal amount
Yield to Maturity:	5.170%
Spread to Benchmark Treasury:	+97 basis points
Benchmark Treasury:	4.125% due February 15, 2036
Benchmark Treasury Price:	99-12+
Benchmark Treasury Yield:	4.200%
Interest Payment Dates:	March 19 and September 19, beginning on September 19, 2026
Trade Date:	March 17, 2026
Settlement Date**:	March 19, 2026 (T+2)
CUSIP/ISIN:	120568 BT6 / US120568BT63

Optional Redemption:	At any time prior to December 19, 2035 (three months before maturity), BLFC may elect to redeem and repay the Notes, at any time in whole, or from time to time in part, at a redemption price equal to the greater of 100% of the principal amount of the Notes to be redeemed, and the sum of the present values of the remaining scheduled payments of principal and interest (at the rate in effect on the date of calculation of the redemption price) on the Notes to be redeemed that would be due if such Notes matured on December 19, 2035 (exclusive of interest accrued but unpaid to the redemption date) discounted to their present value as of such redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Yield, as determined by the Reference Treasury Dealers, plus 15 basis points, in each case, plus accrued and unpaid interest, if any, on the Notes to the redemption date.
On or after December 19, 2035 (three months before maturity), BLFC may elect to redeem and repay the Notes, in whole or in part from time to time at a redemption price equal to 100% of the principal amount of the Notes being redeemed on the redemption date. BLFC will pay accrued and unpaid interest on the Notes redeemed to the redemption date. See “Description of the Notes—Optional Redemption by BLFC” in the preliminary prospectus supplement for more information.
Joint Book-Running Managers:

SMBC Nikko Securities America, Inc.

Citigroup Global Markets Inc.

J.P. Morgan Securities LLC

BNP Paribas Securities Corp.

Rabo Securities USA, Inc.

Credit Agricole Securities (USA) Inc.

Natixis Securities Americas LLC

Senior Co-Managers:

Mizuho Securities USA LLC

Wells Fargo Securities, LLC

ING Financial Markets LLC

Deutsche Bank Securities Inc.

BBVA Securities Inc.

BofA Securities, Inc.

BMO Capital Markets Corp.

U.S. Bancorp Investments, Inc.

Oversea-Chinese Banking Corporation Limited****

Academy Securities, Inc.

Commonwealth Bank of Australia

Santander US Capital Markets LLC

Co-Managers:

PNC Capital Markets LLC

ANZ Securities, Inc.

Westpac Capital Markets LLC

ICBC Standard Bank Plc

RBC Capital Markets, LLC

Loop Capital Markets LLC

Goldman Sachs & Co. LLC

SEB Securities, Inc.

DZ Financial Markets LLC

SG Americas Securities, LLC

Mischler Financial Group, Inc.

RB International Markets (USA) LLC

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

**We expect that delivery of the Notes will be made to investors in book-entry form through the facilities of The Depository Trust Company and its participants, including Euroclear Bank, SA/NV and Clearstream Banking S.A., on or about March 19, 2026, which will be the second business day following the date of this pricing term sheet (such settlement cycle being referred to as “T+2”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes prior to the date that is more than one business day preceding the settlement date will be required, by virtue of the fact that the Notes initially settle in T+2, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes prior to the settlement date should consult their advisors.

***Standard Chartered Bank will not effect any offers or sales of any notes in the United States unless it is through one or more U.S. registered broker-dealers as permitted by the regulations of FINRA.

****Oversea-Chinese Banking Corporation Limited (“OCBC”) is restricted in its securities dealings in the United States and will not underwrite, subscribe, agree to purchase or procure purchasers to purchase Notes that are offered or sold in the United States. Accordingly, OCBC shall not be obligated to, and shall not, underwrite, subscribe, agree to purchase or procure purchasers to purchase Notes that may be offered or sold by other underwriters in the United States. OCBC shall offer and sell the Notes constituting part of its allotment solely outside the United States.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus supplement and accompanying prospectus related to that registration statement and other documents that Bunge Global SA, the Guarantor, has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling SMBC Nikko Securities America, Inc. toll-free at +1-888-868-6856, Citigroup Global Markets Inc. toll-free at +1-800-831-9146 or J.P. Morgan Securities LLC collect at +1 (212) 834-4533.

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